Exhibit 10.25

SECOND AMENDMENT TO AMENDED
AND RESTATED DEFERRED
COMPENSATION AGREEMENT

This Second Amendment to the Amended and Restated Deferred Compensation Agreement ("Agreement"), dated September 23, 1991 by and between J. Thomas May and Simons First National Bank, is made and entered into by and between Simmons First National Bank ("Employer") and J Thomas May ("Employee"),

WITNESSETH:

WHEREAS, Section 409A of the Internal Revenue Code was added by the American Jobs Creation Act of 2004;

WHEREAS, Section 409A and the regulations issued thereunder, substantially change the applicable rules to deferred compensation arrangements;

WHEREAS, Section 409A and the regulations thereunder provide for certain grace periods for the amendment of existing deferred compensation arrangements to comply with the new rules;

NOW, THEREFORE, the parties hereto desire to utilize the grace period to amend the Agreement to comply with the terms and conditions of Section 409A and the regulations thereunder as set forth below:

1.  Definitions.  (a)  The definition of Change in Control is hereby deleted and replaced with the following:

Change in Control - shall mean a change in ownership or control of the Bank as defined in Treasury Regulation Section 1.409A-3(i)(5) or any subsequently applicable Treasury Regulation.

(b)  The following definition is added to paragraph 1 of the Agreement:

Separation from Service - shall mean Employee has experienced a termination of employment with Employer.  For purposes of this Agreement, whether a termination of employment or service has occurred is determined based on whether the facts and circumstances indicate that Employer and Employee reasonably anticipated that no further services would be performed after a certain date or that the level of bona fide services Employee would perform after such date (whether as an employee or as an independent contractor) would permanently decrease to no more than twenty percent (20%) of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding thirty-six (36) month period (or the full period of services to Employer if Employee has been providing services to Employer less than 36 months).  Facts and circumstances to be considered in making this determination include, but are not limited to, whether Employee continues to be treated as an executive for other purposes (such as continuation of salary and participation in executive benefit programs), whether similarly situated service providers have been treated consistently, and whether Employee is permitted, and realistically available, to perform services for other service recipients in the same line of business.  Employee will be presumed not to have separated from service where the level of bona fide services performed continues at a level that is fifty percent (50%) or more of the average level of service performed by Employee during the immediately preceding thirty-six (36) month period.

2.  Continuation.  The Agreement is hereby modified to reflect the terms of this Second Amendment, and shall continue in full force and effect, as so amended.  All other provisions of the Agreement, not specifically modified herein, shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have executed this instrument this 8th day of December, 2008.

SIMMONS FIRST NATIONAL BANK

By /s/ H. Glenn Rambin
Title: President

     /s/ J. Thomas May
J. Thomas May